Exhibit 23.3

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS

Cawley, Gillespie & Associates, Inc., hereby consents to the incorporation by reference in this Post-Effective Amendment No. 2 to Registration Statement No. 333-215602 on Form S-1 on Form S-3 to the references to our firm, in the context in which they appear, and to the references to and the incorporation by reference of our summary report dated February 5, 2018 included in the Annual Report on Form 10-K of Midstates Petroleum Company, Inc. for the fiscal year ended December 31, 2017, as well as in the notes to the financial statements included therein.

By:	/s/ J. ZANE MEEKINS
	Name:	J. Zane Meekins
	Title:	Executive Vice President

Cawley, Gillespie & Associates, Inc.
Texas Registered Engineering Firm F-693
Fort Worth, Texas

April 12, 2018